Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NEW ATLAS HOLDINGS, LLC

AS SELLER

AND

ARP PRODUCTION COMPANY, LLC

AS BUYER

i

TABLE OF CONTENTS

(cont.)

ii

TABLE OF CONTENTS

(cont.)

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated May 18, 2015 (the “Execution Date”), is made by and between New Atlas Holdings, LLC, a Delaware limited liability company (“Seller”), and ARP Production Company, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller is the sole member of, and owns 100% of the limited liability company membership interests (the “Membership Interests”) in ATLS Production Company, LLC (the “Company”).

WHEREAS, Seller desires to sell and Buyer desires to purchase the Membership Interests.

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions; References and Construction. In this Agreement, capitalized terms have the meanings provided in this Article 1, unless defined elsewhere in this Agreement. All defined terms include both the singular and the plural of such terms and any reference in this Agreement to gender includes all genders. All references to Sections refer to Sections in this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules to this Agreement and such Exhibits and Schedules are made a part of this Agreement. The terms “herein”, “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not to any particular Section or subparagraph of a Section unless the context otherwise requires. The word “including” or any variation thereof shall mean including without limitation and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the reference date and the last Day in the date range provided shall be included in calculating such period unless otherwise expressly provided.

“3.8(c) Assets” has the meaning set forth in Section 3.8(c).

“3.18(c) Assets” has the meaning set forth in Section 3.18(c).

“11.1(d) Proceeding” has the meaning set forth in Section 11.1(d).

“Accounting Referee” means one of the U.S. big four accounting firms mutually agreed upon by the Parties, together with any experts such firm may require in order to settle a particular dispute.

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.

“Adjustments” means the adjustments to the Base Purchase Price pursuant to Section 2.3.

“AFEs” has the meaning set forth in Section 6.14.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise; provided that (a) with respect to Seller, the term “Affiliate” shall not include Atlas Resource Partners, L.P. or any of its subsidiaries and (b) with respect to Buyer, the term “Affiliate” shall not include Atlas Energy Group, LLC or any of its subsidiaries (other than Atlas Resource Partners, L.P. and its subsidiaries).

“Aggregate Defect Deductible” means an amount equal to 3% of the Base Purchase Price.

“Agreement” has the meaning set forth in the introductory paragraph, together with all Exhibits and Schedules attached hereto, as the same may be amended.

“Allocated Values” has the meaning set forth in Section 2.6(a).

“Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by Company including the Leases, Wells, Units, Properties, Contracts, Surface Contracts, Equipment, Inventory, Records and Marketing Agreements.

“Assignment of Membership Interests” means the certificate attached as Exhibit F.

“Barrel” means 42 U.S. gallons.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“BLM” means the Bureau of Land Management, Department of the Interior, United States of America.

“Business Day” means a Day other than Saturday, Sunday or any other Day when federally chartered banks in the United States are required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Certificate” means the certificate attached as Exhibit D.

“Buyer Group” means Buyer and its Affiliates together with its and their members, partners, officers, directors, agents, representatives, consultants and employees.

“Buyer Incremental Cost” means any incremental costs, liabilities or obligations incurred or value reduction to Buyer or any of its Affiliates.

“Buyer’s Sales Price Notice” has the meaning set forth in Section 2.6(b).

“Casualty Loss” means any loss, damage or reduction in value of the Assets that occurs during the period between Execution Date and Closing as a result of acts of God, including fire, explosion, earthquake, windstorm, flood or other casualty, or as a result of any portion of the Assets being taken in condemnation or under right of eminent domain by any Governmental Authority, but excluding any loss, damage or reduction in value as a result of depreciation, ordinary wear and tear and any change in condition of the Assets for production of Hydrocarbons through normal depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well).

“Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including reasonable attorneys’ fees and costs of litigation).

“Close” or “Closing” means the consummation of the sale of the Membership Interests from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 10.

“Closing Amount” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company’s Insurance Policy” means any insurance policy (including reinsurance) issued to Company or any Affiliate of Company.

“Consent Agreement” has the meaning set forth in Section 8.7(a).

“Contracts” means all contracts, agreements and instruments existing as of the Closing Date by which the Properties are bound or subject or that relate to or are otherwise applicable with respect to the Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm in and farm out agreements, exploration agreements, participation agreements, marketing agreements, exchange agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing and treating agreements, but excluding the Leases, the Surface Contracts, any other instrument creating or evidencing any real property included in the Assets.

“CPR” means the International Institute for Conflict Prevention and Resolution.

“Cure Period” has the meaning set forth in Section 3.7.

“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the one contemplated by this Agreement.

“Day” means a calendar day consisting of 24 hours from midnight to midnight.

“Defect Claim Date” means 5:00 p.m. (Prevailing Central Time) on the date that is 30 Days after the Execution Date or such earlier date as agreed by the Parties.

“Defensible Title” means, as immediately prior to the Effective Time and subject to and except for the Permitted Encumbrances, (a) Company (i) with respect to each Well and Well Location shown on Schedule 2.6(a), is entitled to receive not less than the percentage set forth on Schedule 2.6(a) for such Well or Well Location as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from or allocated to such Well or Well Location, with respect to the Target Formation for such Well or Well Location, all without reduction, suspension or termination of such interests without a corresponding decrease of the Working Interest, throughout the productive life of such Well or Well Location, except as set forth on Schedule 2.6(a) and except for changes or adjustments that result from (A) the establishment or amendment from and after the Execution Date of pooling declarations or units or changes in existing units (or the participating areas therein) if permitted by the terms of this Agreement or required by Law, (B) Imbalances to the extent set forth on Schedule 6.12 or to the extent accounted for in the purchase price adjustments in Section 2.3, (C) operations for which Company may from and after the Execution Date be a non-consenting owner, if permitted by the terms of this Agreement, (D) operations conducted as specifically required by this Agreement or consented to by Buyer or (E) any reversion of interest pursuant to the terms of applicable Contracts or by operation of Law to co-owners with respect to operations in which such co-owners, after the Execution Date, elect not to consent, and (ii) is obligated to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Well or Well Location shown on Schedule 2.6(a) not greater than the Working Interest shown on Schedule 2.6(a) for such Well or Well Location, with respect to the Target Formation for such Well or Well Location, without a proportionate increase of the Net Revenue Interest throughout the productive life of such Well or Well Location, except as set forth on Schedule 2.6(a), and except for changes or adjustments that result from contribution requirements with respect to defaulting or non-consenting co-owners; and (b) the title of Company with respect to any such Well or Well Location is free and clear of all liens, encumbrances and defects other than Permitted Encumbrances.

“Dollars” means United States Dollars.

“Effective Time” means January 1, 2015, at 12:01 a.m. local time where the Assets are located.

“Environmental Arbitrator” has the meaning set forth in Section 3.20(b).

“Environmental Assessment” has the meaning set forth in Section 3.15(a).

“Environmental Condition” shall mean (a) a condition existing prior to, at or after the Closing Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Asset (or Company with respect to any Asset) to not be in compliance with any Environmental Laws, (b) the existence with respect to any Asset or its operation of any environmental pollution, contamination, degradation, or damage such that remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws or (c) the failure of an Asset to be in compliance with any operational or permitting requirements imposed under Environmental Laws applicable to the Assets as of the Closing Date.

“Environmental Defect” has the meaning set forth in Section 3.16.

“Environmental Defect Amount” has the meaning set forth in Section 3.16(b).

“Environmental Defect Notice” has the meaning set forth in Section 3.16.

“Environmental Laws” means any and all Laws relating to the environment, the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. Environmental Laws include all applicable judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority pursuant to the foregoing. Unless expressly included in and required by applicable requirements of statutes, regulations, judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority included in Environmental Laws, Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended by a Governmental Authority that exceed the requirements of Environmental Laws. Furthermore, Environmental Laws do not include the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.

“Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and reasonable attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any remediation obligation under, any Environmental Laws that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (c) as a result of Environmental Conditions; provided, however, that Environmental Liabilities shall not include any Claims for which Seller is required to indemnify Buyer pursuant to Article 4.

“Equipment” means all equipment, machinery, fixtures, facilities, gathering systems, pipelines, flow lines, tank batteries, materials and equipment inventory, abandoned property, junk and other tangible personal property, fixtures and improvements, and computers and associated equipment, software, cell phones and radios (including emergency cell phones, 2-way radios and similar items), pagers and other personal property, and vehicles, in each case primarily used or held for use in connection with the ownership of the Properties or located on the Properties, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, pipelines, gathering systems, processing and separation facilities, structures, materials and other such items used or held for use in connection with the operation, maintenance or ownership of the Properties.

“Excluded Taxes” means any Taxes (excluding Taxes that are pro-rated to Buyer in any part of this Agreement as well as Transfer Taxes as defined in Section 12.3) of, or required to paid by, or on behalf of, the Company or any of its Affiliates for any Pre-Effective Time Tax Period.

“Execution Date” has the meaning set forth in the introductory paragraph.

“Final Settlement Statement” has the meaning set forth in Section 2.5.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, body (including any arbitral body) or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.

“Hazardous Materials” shall mean any substance or material that is designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws, or that forms the basis of liability under Environmental Laws.

“Hedges” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Assets and allocable to the interests of Company, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Company and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Assets and required to be delivered by or to Company under any Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to Company pursuant to the applicable Contracts.

“Indemnity Claim” has the meaning set forth in Section 4.5.

“Indemnity Claim Notice” has the meaning set forth in Section 4.5.

“Indemnity Deductible Amount” means an amount equal to 3% of the Adjusted Purchase Price.

“Indemnity Obligations” mean the obligations of a Party to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the other Party from and against specified Claims as provided in this Agreement.

“Individual Environmental Defect Threshold” has the meaning set forth in Section 3.21.

“Individual Indemnity Threshold” has the meaning set forth in Section 4.4(a)(ii).

“Individual Title Defect Threshold” has the meaning set forth in Section 3.13.

“Inventory” means all Hydrocarbons produced from or attributable to the Properties after the Effective Time; all scrubber liquids; all Hydrocarbon inventories from the Properties in storage as of the Effective Time (including pipeline inventories and linefill); all Imbalances as of the Effective Time, together with all proceeds of any thereof; and all make-up rights attributable to the period of time from and after the Effective Time with respect to take-or-pay arrangements.

“Knowledge” means (a) with respect to Seller, the actual knowledge (without any obligation of independent investigation) of the individuals set forth on Schedule 1.1-A and (b) with respect to Buyer, the actual knowledge (without any obligation of independent investigation) of the individuals set forth on Schedule 1.1-B.

“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, Orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Leases” means all oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, farmout rights and operating and record title rights (as such terms are commonly used by the BLM) that are described on Exhibit A, in each case as limited (where specified) to the acreage and/or depths specified on Exhibit A, and including all instruments constituting Company’s chain of title to the foregoing any and all other rights, titles and interests of Company in and to the leasehold estates created thereby and the lands covered by the leases.

“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Legal Right” means, to the extent arising from, or in any way related to Company, the legal authority and right, including through the exercise of voting, managerial or other similar authority or right, if any; provided, however, that a Legal Right shall be deemed not to exist with respect to any contemplated conduct unless Seller reasonably determines that such conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any agreement, applicable Law, duty or any other obligation.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes or otherwise remedies the applicable condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws and that will permit the continued operation of the affected Asset (to the extent it constitutes an operated Asset on the Effective Time) in substantially the same manner in which it is operated on the Effective Time. The Lowest Cost Response shall not include (a) the costs of Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys, (b) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities, maintenance on active Resource Conservation and Recovery Act of 1976 (as amended, “RCRA”) management units, and operation and oversight of active RCRA management units, in each case in the absence of the relevant Environmental Condition, (c) overhead costs of Buyer or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, (e) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (f) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.

“Marketing Agreements” means the agreements described on Exhibit B.

“Material Adverse Effect” means an event or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the ownership, operations or condition of the Assets (as currently owned and operated) or the results of operations of Company with respect to the Assets taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, (i) any actual change or changes in reserves (including any reclassification or recalculation of reserves in the ordinary course of business); (ii) any change in the prices of Hydrocarbons; (iii) natural declines in well performances; (iv) general business, economic or political conditions; (v) events resulting from Casualty Losses; (vi) general regional, national or international industry conditions (including changes in applicable Laws and changes in financial or market conditions); (vii) changes or reinterpretations in U.S. generally accepted accounting principles or Law; (viii) the existence of a Preferential Purchase Right as to any of the Assets; (ix) any change resulting from the taking of any action required by or through failure to take any action prohibited by this Agreement; (x) changes as a result of the negotiation, announcement, execution or performance of this Agreement; (xi) actions taken or omitted to be taken by or at the request of Buyer; or (xii) Orders, actions or inactions of any Governmental Authority of general applicability other than as a result of a violation of applicable Law by Company or Seller, shall be deemed not to constitute a Material Adverse Effect; provided, further, that, any such event or circumstance with respect to clauses (iv), (vi), (vii) and (xii) shall be so considered to the extent such event or circumstance disproportionately impacts Company and Seller relative to other companies operating in the same industry.

“Material Contracts” has the meaning set forth in Section 6.9(a).

“MCF” means thousand cubic feet.

“Membership Interests” has the meaning set forth in the Recitals.

“Net Revenue Interest” means the interest (expressed as a percentage or decimal fraction) as set forth on Schedule 2.6(a), in and to Hydrocarbons produced from or allocated to a Well or Well Location.

“NGA” has the meaning set forth in Section 6.17.

“NGPA” has the meaning set forth in Section 6.17.

“Non-Party” means any Person other than the Parties or their respective Affiliates.

“NORM” means naturally occurring radioactive material, including technically enhanced NORM or TENORM.

“Omitted Security Arrangement” has the meaning set forth in Section 8.3(b).

“Operating Expenses” shall mean Company’s obligation for any expenses (including lease operating expense, drilling and completion costs, seismic costs, workover costs, joint interest billings and overhead charges under applicable operating agreements) or other liabilities which relate to the Assets or are otherwise incurred by Company in connection with the ownership, operation, development or maintenance of the Assets.

“Order” means any order, judgment, injunction, non-appealable final order, ruling or decree of any court or other Governmental Authority.

“Outside Date” has the meaning set forth in Section 11.1(c).

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” means with respect to any Asset any and all of the following:

(a) consents to assignment and similar contractual provisions affecting such Asset, including Customary Post-Closing Consents;

(b) Preferential Purchase Rights;

(c) consents by, notices to, filings with, or other actions by a Governmental Authority required for the consummation of the transaction contemplated by this Agreement;

(d) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;

(e) easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, equipment, pipelines, utility lines and structures on, over or through such Asset that do not materially affect or impair the ownership, use or operation of such Asset;

(f) liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(g) liens of operators, or of co-owners under operating agreements, unitization agreements, and pooling orders relating to such Asset, relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(h) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairmen’s, employees’, contractors’ or other similar liens or charges, in the case of each of (i) and (ii) arising by operation of Law in the ordinary course of business relating to obligations that are not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(i) conventional rights of reassignment normally actuated by an intention to abandon or release an Asset;

(j) rights of a common owner of an interest in rights-of-way, permits or easements held by Company and such owner as tenant in common or through common ownership which do not individually or in the aggregate materially impair the use of the Assets;

(k) any liens or security interests created by Law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the document (including memoranda of conveyance) that creates or reserves to such Asset, in each case arising by operation of Law in the ordinary course of business relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(l) any obligations or duties affecting such Asset to any Governmental Authority with respect to any franchise, grant, license or permit of record or described in the Schedules, in each case other than any obligation or duty arising from or related to a breach or violation by Company;

(m) the terms and conditions of the instruments creating such Asset and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, in each case that do not operate to reduce the Net Revenue Interest for such Asset (if any) to an amount less than the Net Revenue Interest set forth in Schedule 2.6(a) for such Asset with respect to the Target Formation, without a corresponding decrease in the Working Interest for such Asset to an amount less than the Working Interest set forth in Schedule 2.6(a) for such Asset with respect to the Target Formation, or increase the Working Interest for such Asset (if any) without a corresponding increase in the corresponding Net Revenue Interest to an amount greater than the Net Revenue Interest set forth in Schedule 2.6(a) for such Asset with respect to the Target Formation;

(n) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; joint operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and other agreements whereby an operator or other party with an interest in such agreement may earn, or otherwise become entitled to, an interest; provided that such instruments do not, individually or in the aggregate, materially affect or impair the ownership, use or operation of such Asset;

(o) Title Defects waived by Buyer in writing;

(p) the Contracts set forth on Schedule 6.9;

(q) the terms and conditions of any Lease that do not operate to reduce the Net Revenue Interest for such Lease (if any) without a corresponding decrease in the corresponding Working Interest, increase the Working Interest for such Lease (if any) without a corresponding increase in the corresponding Net Revenue Interest, or otherwise, individually or in the aggregate interfere materially with the operation or use of such Lease;

(r) zoning and planning ordinances and municipal regulations;

(s) liens of landowners that do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby and secure amounts not yet delinquent; and

(t) the terms and conditions of this Agreement.

“Permitted Membership Interest Encumbrances” means: (i) transfer restrictions or other encumbrances caused by or created under (A) applicable Laws or (B) the organizational documents of Company as provided to Buyer prior to the Execution Date; or (ii) encumbrances caused or created by Buyer.

“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity.

“Phase 1 Activities” means a review of the records maintained by Governmental Authorities, pre-inspection questionnaire, and site visits to perform a visual inspection of the Assets. Phase 1 Activities do not include sampling or invasive activities.

“Post-Closing Cure Period” has the meaning set forth in Section 3.14(b)(i).

“Post-Closing Defect” has the meaning set forth in Section 3.14(b)(i).

“Pre-Effective Time Tax Period” means any Tax period ending on or before the Effective Time and the portion of any Straddle Period ending on the Effective Time.

“Preferential Purchase Right” has the meaning set forth in Section 6.11.

“Preferential Right Property” has the meaning set forth in Section 8.8(b).

“Preliminary Settlement Statement” has the meaning set forth in Section 2.4.

“Prime Rate” means the rate of interest published and updated from time to time by the Wall Street Journal as the “prime” rate.

“Properties” means all tenements, hereditaments and appurtenances belonging to the Leases and Units, together with the Leases, Wells, and Units, including in each case fee interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Records” means the data and records of Company (including lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering and operating data and reports (including the “PIPESIM” database associated with facilities design); technical evaluations and technical outputs; and other books, records, data, files and accounting records).

“Security Arrangements” has the meaning set forth in Section 8.3(a).

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Certificate” means the certificate attached as Exhibit E.

“Seller Group” means Seller and its Affiliates, together with its and their members, partners, officers, directors, agents, representatives, consultants and employees.

“Seller Obligations” means obligations of the Seller or any Affiliate of Seller other than Company pursuant to any Security Arrangement or property of the Seller or any Affiliate of Seller other than Company that secures the repayment of any amounts advanced pursuant to a Security Arrangement.

“Specified Representations and Warranties” means the representations and warranties of Seller set forth in Sections 6.1, 6.2, 6.4, 6.5 and 6.8.

“Straddle Period” means any tax period beginning before and ending on or after the Effective Time.

“Surface Contracts” means all surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface appurtenant to, and used or held for use in connection with, the Properties, to the extent used in connection with the ownership or operation of the Properties or the Equipment.

“Target Formation” has the meaning set forth on Exhibit C with respect to each corresponding Well or Well Location.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or similar charges, including any interest, penalty, or addition thereto, and including any liability for any of the foregoing items that arises by reason of transferee or successor liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Title Arbitrator” has the meaning set forth in Section 3.14(a)(ii).

“Title Benefit” means any right, circumstance or condition that yields a Title Benefit Amount resulting from (a) an increase in the Net Revenue Interest of Company in any Well or Well Location above that shown in Schedule 2.6(a) with respect to the Target Formation for such Well or Well Location to the extent the same does not cause a proportionate or greater than proportionate increase in the Working Interest of Company in such Well or Well Location, or (b) a decrease in the Working Interest of Company in any Well or Well Location below that shown in Schedule 2.6(a) with respect to the Target Formation for such Well or Well Location to the extent the same does not cause a proportionate or greater than proportionate decrease in the Net Revenue Interest of Company in such Well or Well Location.

“Title Benefit Adjustment Amount” has the meaning set forth in Section 3.9.

“Title Benefit Amount” means, for an Asset affected by a Title Benefit, the amount determined pursuant to Section 3.12.

“Title Benefit Notice” has the meaning set forth in Section 3.6.

“Title Defect” means any lien, charge, encumbrance, defect or other matter that causes Company not to have Defensible Title in and to the Properties as of the Effective Time; provided, the following shall not constitute Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title to the relevant Properties;

(b) defects arising out of a variation in corporate or entity name or lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Properties;

(c) defects based on a gap in Company’s chain of title in the BLM records;

(d) defects based on a gap in Company’s chain of title in applicable State records or State parish/county records unless such gap is affirmatively shown to exist in such records by an abstract of title or title opinion in the applicable State records or State parish/county records;

(e) defects that have been cured by the applicable Laws of limitations or prescription;

(f) defects resulting from the failure to record any lease or instruments relating thereto in any applicable county or parish records;

(g) defects arising from any change in Laws after the Execution Date;

(h) any encumbrance or loss of title resulting from Company’s conduct of business after the Effective Time specifically required by this Agreement or consented to by Buyer;

(i) any lien, security interest, contract, agreement, instrument obligation, defect, irregularity of title, or restriction of right or interest of any nature affecting the Properties to be released or discharged at Closing;

(j) defects based primarily on references to lack of information in Company’s files;

(k) the failure to obtain any required consent for the assignment of a Lease in connection with the transactions contemplated by this Agreement;

(l) a Preferential Purchase Right;

(m) defects arising out of lack of survey or lack of metes and bounds description, unless a survey or metes and bounds description is expressly required by applicable Law;

(n) defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than Company;

(o) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, unless Buyer provides affirmative evidence that causes Buyer to reasonably believe the cessation of production, insufficient production or failure to conduct operations would give rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;

(p) defects related to lack of pooling or unitization clauses in any lease or instrument;

(q) any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease;

(r) defects or irregularities resulting from or related to probate proceedings or lack thereof, which defects or irregularities have been outstanding for the lesser of seven and a half years and the applicable statute of limitations;

(s) defects arising from prior oil and gas leases that are terminated, expired or invalid but not surrendered of record; and

(t) defects arising as a result of non-consent interests in any Well not being held of record by Company.

“Title Defect Amount” has the meaning set forth in Section 3.8(a).

“Title Defect Notice” has the meaning set forth in Section 3.5.

“Title Defect Property” has the meaning set forth in Section 3.5(b).

“Transaction Documents” means this Agreement and all of the ancillary agreements entered into by Seller or Buyer pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Treasury” means the United States Department of the Treasury.

“Units” means all pooled, communitized or unitized acreage that includes all or part of any Leases or the Wells (as such Wells are described on Exhibit C).

“Well Location” means the Property relating to each “PUD”, “PRB”, or “POS” listed on Schedule 2.6(a), and for purposes related to Title Defects such Property shall be treated as if an oil and gas well had been drilled and completed on such Property and was in existence as of the Execution Date.

“Wells” means any and all water, Hydrocarbons, CO2, disposal or injection wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) on the Leases or on the pooled, communitized or unitized acreage that includes all or any part of the Leases, including the interests in the wells described on Exhibit C.

“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well or Well Location required to be borne with respect thereto as set forth on Schedule 2.6(a).

ARTICLE 2

SALE OF MEMBERSHIP INTERESTS/PURCHASE PRICE

2.1 Purchase and Sale of Membership Interests. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Membership Interests.

2.2 Purchase Price. The total purchase price, subject to adjustment in accordance with the terms of this Agreement, to be paid to Seller by Buyer for the Membership Interests is $35,500,000 (the “Base Purchase Price”). The Base Purchase Price shall be adjusted as set forth in Section 2.3 (as so adjusted, the “Adjusted Purchase Price”). The estimated Adjusted Purchase Price determined pursuant to Section 2.4, shall constitute the Dollar amount to be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated by Seller (the “Closing Amount”).

2.3 Purchase Price Adjustments. The Base Purchase Price shall be adjusted, without duplication, as follows:

(a) Upward by the sum of the following:

(i) an amount equal to the value of all scrubber liquids inventories and Hydrocarbon inventories from the Properties in storage as of the Effective Time (including pipeline inventories and linefill), with the value to be based on $4.29 per MCF and $59.29 per Barrel, less amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable in respect of such Hydrocarbons;

(ii) an amount equal to all Operating Expenses, capital expenditures and other costs and expenses paid by Company from and after the Effective Time, whether paid before or after the Effective Time, including (A) insurance premiums and premiums for the Security Arrangements paid by or on behalf of Company for periods from and after the Effective Time, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) ad valorem, property, severance and production Taxes and any other Taxes (exclusive of income and franchise Taxes) based upon or measured by the ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom that have not been reimbursed to Company;

(iii) if Company is the operator under an operating agreement covering any of the Assets, an amount equal to the costs and expenses paid by Company on behalf of the other joint interest owners that is attributable to the period from and after the Effective Time;

(iv) without duplication of any other amounts set forth in this Section 2.3(a), the amount of all Taxes, if any, prorated to Buyer in accordance with this Agreement but paid by Seller or Transfer Taxes paid by Seller;

(v) an amount equal to the value of Imbalances owing to Company as of the Effective Time, with the value to be based on $4.29 per MCF and $59.29 per Barrel;

(vi) an amount equal to the Title Benefit Adjustment Amount, if any;

(vii) an amount equal to (A) the proceeds received by Buyer after Closing for Preferential Right Properties subject to Section 8.8(c) minus (B) the aggregate Allocated Value of such Preferential Right Properties for which proceeds were received by Buyer, to the extent that (A) is greater than (B);

(viii) an amount equal to the aggregate Allocated Value of any Consent Agreements (as adjusted pursuant to Section 8.7(a)) for which consent is obtained within the first 180 Days after Closing; and

(ix) any other amount agreed to in writing by the Parties.

(b) Downward by the sum of the following:

(i) an amount equal to all proceeds received by Company for the sale of the Hydrocarbons produced from the Assets from and after the Effective Time and (as to those Assets where Company is the operator under an operating agreement) reimbursements from other joint interest owners that are attributable to periods from and after the Effective Time, in each case less amounts payable as royalties, overriding royalties and other burdens measured by or payable out of such production (provided that to the extent that a netting for royalties or overriding royalties is made, Company shall assume the obligation to pay the netted amounts to the Person to whom such amounts are due), and all other proceeds received by Company and attributable to the Assets following the Effective Time (other than proceeds received from any holder exercising its Preferential Purchase Right and consummating the purchase of the related Preferential Right Property prior to Closing);

(ii) the sum of Title Defect Amounts and Environmental Defect Amounts pursuant to Sections 3.8(a) and 3.18(a) (subject to Sections 3.13 and 3.21);

(iii) an amount equal to the value of Imbalances owed by Company as of the Effective Time, with the value to be based on $4.29 per MCF and $59.29 per Barrel;

(iv) without duplication of any other amounts set forth in this Section 2.3(b), the amount of all Taxes, if any, prorated to Seller in accordance with this Agreement but paid by Buyer;

(v) the sum of the Allocated Values of all: (A) Title Defect Properties being transferred to Seller pursuant to Section 3.8(c) or 3.14(b) (subject to the resolution of any Post-Closing Defect pursuant to Section 3.14(b)); (B) the 3.18(c) Assets; (C) the Consent Agreements and (D) any Preferential Right Property the purchase of which has been consummated prior to Closing;

(vi) an amount equal to (A) the aggregate Allocated Value of the Preferential Right Properties subject to Section 8.8(c) for which Buyer receives proceeds minus (B) the actual amount of proceeds received by Buyer for such Preferential Right Properties to the extent that (A) is greater than (B); and

(vii) any other amount agreed in writing by the Parties.

(c) To the extent applicable, the Adjustments pursuant to this Section 2.3 shall be determined in accordance with U.S. generally accepted accounting principles.

2.4 Preliminary Settlement Statement. No later than five Days prior to the Closing Date, Seller shall submit a preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth an estimate of the Adjustments, the Closing Amount and the Adjusted Purchase Price through and including the Closing Date, together with associated backup documentation. To the extent available, actual numbers shall be used in preparing the Preliminary Settlement Statement. However, if actual numbers are not available, Seller shall use commercially reasonable and good faith estimates, which estimates shall be then adjusted to take into account actual numbers in connection with the Final Settlement Statement. No later than the third Business Day following delivery by Seller of the Preliminary Settlement Statement, Buyer shall submit a written report containing any changes Buyer proposes to be made to the Preliminary Settlement Statement. The Parties shall attempt to agree on a final Preliminary Settlement Statement no later than one Day prior to Closing. If the Parties are unable to agree by that date, Seller’s estimate shall be used to determine the adjustments to the Base Purchase Price pursuant to Section 2.3 and the Closing Amount to be used at Closing.

2.5 Final Settlement Statement. No later than 180 Days after the Closing Date, Seller will deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth the actual amounts of Adjustments and the resulting Adjusted Purchase Price, together with associated back-up documentation. As soon as reasonably practicable, but in no event later than 20 Days after Buyer receives the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes to be made to such statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than 15 Days after Seller receives Buyer’s written report, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. If the Parties fail to agree on the final adjustments within such 15-Day period, either Party may submit the disputed items to the Accounting Referee for resolution. In determining the proper amount of any adjustment to the Final Settlement Statement, the Accounting Referee may not adjust the Final Settlement Statement to an amount greater or less than the amounts proposed by the Parties, and may not award damages or penalties to either Party with respect to any matter. The Parties shall direct the Accounting Referee to resolve the disputes within 20 Days after having the relevant materials submitted for review. The decision of the Accounting Referee will be binding on and non-appealable by the Parties. Each Party will bear its own legal fees and other costs with respect to this dispute resolution process. The fees and expenses associated with the Accounting Referee will be borne equally by the Parties. Any amounts owed by one Party to the other as a result of the Final Settlement Statement, together with interest on such amount from (and including) the Closing Date to (and excluding) the date of payment at the Prime Rate, will be paid within five (5) Business Days after the date when the amounts are agreed upon by the Parties or the Parties receive a decision of the Accounting Referee, and the Adjustments included in the Final Settlement Statement will be final and binding on the Parties and not subject to further audit or arbitration.

2.6 Allocated Values.

(a) Without limiting or modifying Section 2.6(b), Schedule 2.6(a) sets forth the agreed allocation of the Base Purchase Price among the Properties (the “Allocated Values”).

(b) Buyer and Seller shall cooperate to determine, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, the sales prices of the Assets sold and purchased hereunder. No later than Closing, Buyer and Seller shall agree on a preliminary determination of the sales prices, which shall be based on the Base Purchase Price and any liabilities assumed by the Buyer under this Agreement and which shall be reasonably consistent with the Allocated Values set forth on Schedule 2.6(a). Buyer shall propose (subject to Seller’s review and comment) the preliminary determination to Seller no later than five (5) Business Days before the Closing Date, and once agreed upon, the preliminary determination shall be attached to this Agreement as Schedule 2.6(b). Thereafter, Buyer shall propose a final determination of the sales prices and shall notify Seller in writing of the prices so determined (“Buyer’s Sales Price Notice”) within 10 Days after the Final Settlement Statement. Seller shall be deemed to have accepted such proposed final determination unless, within 30 Days after the date of Buyer’s Sales Price Notice, Seller notifies Buyer in writing of (i) each proposed deemed sales price with which Seller disagrees and (ii) for each such price, the amount that Seller proposes as the deemed sales price. If Seller provides such notice to Buyer, the Parties shall proceed in good faith to determine mutually the sales prices in dispute. If Buyer and Seller are unable to agree upon the sales prices of the assets within 30 Days after Buyer’s receipt of such notice from Seller, then any sales prices still in dispute shall be referred to the Accounting Referee. In determining the proper amount of any adjustment to the sales price of any Asset, the Accounting Referee may not adjust any such sales price to an amount greater or less than the amounts proposed by the Parties, and may not award damages or penalties to either Party with respect to any matter. Each Party will bear its own legal fees and other costs with respect to this dispute resolution process. Seller and Buyer shall equally share all fees and any other charges of the Accounting Referee. The Accounting Referee shall be instructed to deliver to Seller and Buyer a written determination of the sales prices in dispute within 20 Days after the Parties’ submission of the disputed items to the Accounting Referee. Such determination shall be conclusive and binding on the Parties. Notwithstanding the foregoing, the Parties shall mutually adjust the sales prices as determined hereunder (whether or not any matter has been referred to the Accounting Referee) to the extent necessary to reflect any adjustment to the Base Purchase Price, including adjustments pursuant to Section 2.3 or as otherwise determined for U.S. federal income Tax purposes. Neither Buyer nor Seller shall take, nor shall either permit any of their Affiliates to take, any position for income Tax purposes that is inconsistent with the sales prices as finally determined hereunder.

ARTICLE 3

LOSS AND CASUALTY / INSPECTION OF ASSETS /

TITLE DEFECTS / ENVIRONMENTAL DEFECTS

3.1 Notice of Casualty Loss. Until Closing, Seller shall promptly notify Buyer of each instance of Casualty Loss to the Assets or any part thereof occurring from and after the Execution Date up until the Closing, to the extent actually known to Seller and estimated to exceed $100,000.

3.2 Casualty Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Assets suffers a Casualty Loss, and such Casualty Loss is insured under any of Company’s Insurance Policies, then Seller shall cause Company to use commercially reasonable efforts to recover such amounts from third parties, including to make claims under such insurance policy regarding such Casualty Loss and any amounts received by Company pursuant to such claims (less any collection costs) will be included in the assets of Company as of Closing. Unless otherwise agreed by the Parties, Seller shall have no obligation to cause Company to repair or restore the Assets affected by such Casualty Loss.

3.3 Access.

(a) From the Execution Date until the Closing (or earlier termination of this Agreement), Buyer shall have the right to inspect at the offices of Company, during Company’s normal business hours and upon reasonable advance notice to Seller, copies or originals (as determined by Company and Seller) of all files, records and data related to the Assets that are in the possession of Company; provided, that access to certain of such files, records and data may be made available on a website created for such purpose. Notwithstanding the foregoing, Company shall not be under any obligation to furnish Buyer any data or information or access to any Assets which is subject to Non-Party restrictions (provided that Seller has caused Company to use commercially reasonable efforts to obtain the consent of such Non-Party to disclose such data or information to Company or such access for Company, provided further that Company will have no obligation to provide consideration in exchange for such consent or any materials subject to attorney-client privilege (other than title opinions)). Subject to Section 3.15, Buyer shall also have the right to make or perform, during Company’s normal business hours, inspections of the Assets; provided, however, that (a) Buyer must make previous arrangements with Company and Seller for each such inspection, and (b) each such inspection shall be limited to Phase 1 Activities. All investigations and due diligence conducted by Buyer or Buyer’s representatives shall be conducted at Buyer’s sole risk, cost and expense and shall be conducted in compliance with the terms of any applicable Leases, Surface Contracts, and Contracts. BUYER SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE SELLER GROUP (AND COMPANY PRIOR TO CLOSING) FROM ANY AND ALL CLAIMS ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY FIELD VISIT, ENVIRONMENTAL ASSESSMENT, OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY BUYER’S REPRESENTATIVE WITH RESPECT TO THE ASSETS REGARDLESS OF SELLER’S OR COMPANY’S NEGLIGENCE OR FAULT (INCLUDING THOSE CLAIMS RESULTING FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER, COMPANY OR ANY REPRESENTATIVES OF EITHER SELLER OR COMPANY). The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. Buyer agrees to provide to Seller, immediately upon request, a copy of any and all environmental assessments of the Assets conducted by or on behalf of Buyer, including any reports, data, and conclusions, and to maintain the confidentiality of the information set forth therein until the Closing except to the extent disclosure is required under applicable Law. In the event that this Agreement is terminated, Buyer agrees to continue to maintain the confidentiality of such information except to the extent disclosure is required under applicable Law. Buyer agrees to comply with the rules, regulations and instructions of Seller and Company and any applicable Non-Party regarding the actions of Buyer and its agents while upon, entering or leaving the Assets.

(b) During all periods that Buyer and/or any of the Buyer’s representatives are on the premises of Company or the Assets prior to Closing, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of types and in amounts sufficient to cover the obligations and liabilities of Buyer under this Section 3.3(b). Coverage under all insurance required to be carried by Buyer under this Section 3.3(b) will (i) be primary insurance, (ii) list the members of the Seller Group and any applicable Non-Party operators as additional insureds, (iii) waive subrogation against the members of the Seller Group and (iv) provide for not less than 15 Days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the premises of Company or the lands underlying the Assets.

3.4 General Disclaimer of Title and Environmental Warranties and Representations. Without limiting Buyer’s remedies for either Title Defects as set forth in Section 3.8 or Environmental Defects as set forth in Section 3.18, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to

Company’s title to any of the Assets or the environmental condition or compliance with Environmental Laws with respect to the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any Title Defect or Environmental Defect with respect to any of the Assets shall be the remedies set forth in Sections 3.8 and 3.18, and Buyer hereby expressly waives and disclaims all other rights and remedies that Buyer may have with respect to any such Title Defect or Environmental Defect.

3.5 Title Defect Notices. In the event Buyer discovers a Title Defect that it intends to assert hereunder, Buyer shall notify Seller in good faith of such Title Defect as soon reasonably practicable after such Title Defect is discovered, and in any event, on or before the Defect Claim Date. Each such notice shall set forth the information required by this Section 3.5 (collectively, the “Title Defect Notices” and individually, a “Title Defect Notice”). Anything herein to the contrary notwithstanding:

(a) Buyer may not assert any Title Defect after the Defect Claim Date and shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to timely and properly assert in accordance with this Section 3.5;

(b) To be effective, each Title Defect Notice shall be in writing, and shall include (i) a clear description of the alleged Title Defect(s), (ii) the Wells and Well Locations affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based.

(c) To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer shall give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, Buyer’s representatives, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.

3.6 Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (a) a description of the Title Benefit, (b) the Wells and Well Locations affected by the Title Benefit, and (c) the amount by which Seller reasonably believes the Allocated Value of those Wells and Well Locations is increased by the Title Benefit, and the computations upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice on or before the Defect Claim Date.

3.7 Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, or cause Company to attempt, at Seller’s sole cost, to cure at any time prior to

Closing (the “Cure Period”), any Title Defects which have been timely and properly asserted by Buyer in accordance with Section 3.5. If Seller believes that Company has cured any applicable Title Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents reasonably necessary for Buyer to verify the cure of such Title Defect. Buyer shall, at or prior to the end of the Cure Period, advise Seller in writing whether it agrees or disputes that any such Title Defect has been so cured; provided that Buyer’s failure to timely respond to Seller’s notice of cure shall be deemed Buyer’s agreement that such Title Defect has been cured and Buyer’s waiver of its Claim with respect to such Title Defect. If Buyer timely notifies Seller of a dispute as to Seller’s attempted cure of any Title Defect, then (subject to Section 3.8), the provisions of Section 3.14 shall apply to such Title Defect.

3.8 Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 3.14, in the event that any Title Defect timely and properly asserted by Buyer in accordance with Section 3.5 is neither waived by Buyer nor cured on or before Closing, Seller shall, at its sole option (except as otherwise provided below), elect to:

(a) subject to the Individual Title Defect Threshold and the Aggregate Defect Deductible, reduce the Base Purchase Price by an amount (“Title Defect Amount”) determined pursuant to Section 3.11 as being the value of such Title Defect;

(b) upon the agreement of Buyer (provided, that Buyer’s agreement shall not be necessary with respect to any Title Defect which constitutes a Title Defect solely due to section (d) in the definition of Title Defect and which has existed for more than ten years from the Effective Time), indemnify Buyer against all Claims resulting from such Title Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer, provided, under no circumstances shall Seller’s aggregate liability thereunder exceed the Allocated Value for the Title Defect Property made the subject thereof;

(c) prior to Closing, cause Company to transfer to Seller the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of all such Assets (any such Assets which Seller has elected to cause Company to transfer pursuant to this Section 3.8(c), “3.8(c) Assets”);

(d) if applicable, terminate this Agreement pursuant to Section 11.1(d); or

(e) if after the diligent pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the applicable cure period with respect to such Title Defect shall be extended to the completion of such quiet title or similar proceeding so long as Seller, at its sole cost and expense, diligently pursues such proceeding and actively progresses the same. Such extension shall be available notwithstanding Seller’s previous attempts to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Seller’s initial attempt to cure such Title Defect was diligently pursued and Seller initiates the quiet title or similar proceeding on or before the end of the initial cure period. If the quiet title proceeding does not vest Defensible Title in the applicable Title Defect Property in Buyer, Seller shall implement one of the remedies set forth in clauses (a) through (d) or exercise one or more of the other rights available to it under Section 3.14.

If Seller elects the option set forth in clause (a) above, then Buyer shall be deemed to have assumed responsibility for the applicable Title Defect and all losses with respect thereto.

3.9 Remedies for Title Benefits. With respect to each Well and Well Location affected by Title Benefits reported under Section 3.6, Seller shall, at its sole option, elect to (a) credit any Title Benefit Amount against and reduce any Title Defect Amounts or (b) increase the Base Purchase Price by an amount equal to such Title Benefit Amount (the sum of all such adjustments to the Base Purchase Price, the “Title Benefit Adjustment Amount”); provided that if the aggregate amount of Title Benefit Amounts equals or exceeds the aggregate amount of Title Defect Amounts, any such excess amount shall automatically be applied as a Title Benefits Adjustment Amount.

3.10 Exclusive Remedy for Title Defects. Section 3.8 sets forth the exclusive rights and remedies of Buyer with respect to any defect, failure, irregularity or encumbrance affecting the title to any Asset including Company’s failure to have Defensible Title with respect to such Asset, and Buyer hereby expressly waives any and all other rights or remedies with respect thereto.

3.11 Title Defect Amount. The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(a) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b) if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove such Title Defect from the Title Defect Property;

(c) if the Title Defect represents a discrepancy between (i) the actual Net Revenue Interest for any Title Defect Property with respect to the Target Formation and (ii) the Net Revenue Interest stated herein with respect to the Target Formation, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) 1 minus a fraction, the numerator of which is the actual Net Revenue Interest with respect to the Target Formation and the denominator of which is the Net Revenue Interest stated herein with respect to the Target Formation;

(d) if the Title Defect represents an obligation or encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the

Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(e) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(f) notwithstanding anything to the contrary in this Section 3.11, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

3.12 Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(a) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(b) if the Title Benefit represents a discrepancy between (i) the actual Net Revenue Interest for any Well or Well Location with respect to the Target Formation and (ii) the Net Revenue Interest for such Well or Well Location shown herein with respect to the Target Formation, then the Title Benefit Amount shall be the product of (A) the Allocated Value of the affected Well or Well Location multiplied by (B) a fraction, the numerator of which is the actual Net Revenue Interest with respect to the Target Formation and the denominator of which is the Net Revenue Interest for such Well or Well Location with respect to the Target Formation shown herein, minus 1; and

(c) if the Title Benefit cannot be calculated pursuant to subsections (a) or (b) above, then the Title Benefit Amount shall be determined by taking into account the Allocated Value of the subject Asset, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

3.13 Thresholds. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller or available to Buyer for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (“Individual Title Defect Threshold”); and (b) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold or any Environmental Defect that exceeds the Individual Environmental Defect Threshold unless the sum of (i) the Title Defect Amounts of all such Title Defects for which Seller elects to provide a remedy pursuant to

Section 3.8(a) that exceed the Individual Title Defect Threshold, excluding any Title Defects cured by Seller, and (ii) the Environmental Defect Amounts of all such Environmental Defects for which Seller elects to provide a remedy pursuant to Section 3.18(a) that exceed the Individual Environmental Defect Threshold, excluding Environmental Defects cured by Seller, exceeds the Aggregate Defect Deductible, after which point, Buyer shall be entitled to adjustments to the Base Purchase Price only with respect to such Title Defects and Environmental Defects that exceed the Aggregate Defect Deductible.

3.14 Title Dispute Resolution.

(a) (i) Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.14 and either Party shall have the right, upon the delivery of written notice to the other Party, to dispute such matter and to invoke the dispute resolution provisions below in this Section 3.14 in order to resolve any such dispute. Any such notice must be delivered on or before the 10th Business Day after Closing.

(ii) There shall be a single arbitrator, who shall be a title attorney (the “Title Arbitrator”) with at least 10 years relevant experience, as selected by mutual agreement of Buyer and Seller within 15 Days after the end of the Cure Period, and absent such agreement, by the CPR. The arbitration proceeding shall be held in Houston, Texas, in accordance with the rules of the CPR to the extent such rules do not conflict with the terms of this Section 3.14. The Title Arbitrator’s determination shall be made within 20 Days after submission of the matters in dispute and shall be binding on and non-appealable by the Parties. In making his/her determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.10 and 3.11 and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount set forth in the applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.

(iii) The Title Arbitrator shall include all legal fees and costs of the prevailing party in its award against the losing party. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 2.3, then within 10 Days after the Title Arbitrator delivers written notice to Buyer and Seller of the award with respect to a Title Defect Amount or a Title Benefit Amount, (a) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (b) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.

(b) (i) Notwithstanding anything herein to the contrary, if Seller is not able to cure or cause Company to cure a Title Defect on or prior to Closing, Seller shall have the option, by providing notice in writing to Buyer on or before Closing, to attempt to cure such Title Defect during the 120 Day period after the Closing; provided that, if Seller’s curative efforts with respect to a Title Defect require the initiation of proceedings before a Governmental Authority, such 120 Day period with respect thereto shall be extended for so long as such proceedings are diligently pursued by Seller until such proceedings are concluded pursuant to a final, non-appealable judgment or are otherwise finally resolved, such extension not to exceed 180 Days after the Closing Date (such period, the “Post-Closing Cure Period”) (with any such Title Defect being called a “Post-Closing Defect”).

(ii) Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure a Post-Closing Defect. If by the end of the Post-Closing Cure Period Seller and Buyer have not agreed whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 3.14(a)

(iii) With respect to each Post-Closing Defect that has neither been cured to Buyer’s reasonable satisfaction prior to the expiration of the Post-Closing Cure Period or waived by Buyer, the Title Defect Property shall be transferred from Company to Seller (which transfer shall be effective as of the Effective Time), together with all associated Assets, and the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property, subject to the limitations set forth in Section 3.13. With respect to each Post-Closing Defect that has been cured in accordance with the provisions hereof prior to the expiration of the Post-Closing Cure Period, there shall be no reduction to the Base Purchase Price with respect thereto.

(iv) Anything herein to the contrary notwithstanding, if as a result of Seller’s curative efforts and/or successful resolution of Post-Closing Defects pursuant to Section 3.14(a), the amount by which the Base Purchase Price is adjusted on account of Post-Closing Defects is reduced below the Aggregate Defect Deductible, Buyer shall pay to Seller any amounts by which the Base Purchase Price was reduced on account of Title Defects and Environmental Defects to the extent such amounts have been deducted from amounts previously paid to Seller.

3.15 Environmental Assessment.

(a) Upon notice to Seller and Company, Buyer shall have the right to cause an environmental assessment of all or any portion of the Assets (the “Environmental Assessment”) to be conducted during Company’s normal business hours by a reputable environmental consulting or engineering firm approved in advance in writing by Seller; provided, to the extent the conduct of any part of such Environmental Assessment requires the consent of any Non-Party, then the conduct of such part shall be subject to obtaining such consent (and Seller shall, or shall cause Company to, use commercially reasonable efforts to obtain the consent of such Non-Party, but neither Seller nor Company shall have any obligation to provide consideration in exchange for such consent). The Environmental Assessment shall be limited to Phase 1 Activities. The Environmental Assessment shall be conducted at the sole cost, risk and expense of Buyer, and shall be subject to Section 3.3 and the Indemnity Obligations. Seller shall have the right to be present during the Environmental Assessment of any Asset, and Buyer shall provide Seller advance written notice of the timing of same. Buyer shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any Environmental Assessment or other due diligence activity as strictly confidential prior to Closing or in perpetuity if Closing does not occur, unless disclosure of any facts discovered through such Environmental Assessment is required under applicable Law. Buyer shall provide Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Buyer with respect to any Environmental Assessment conducted with respect to the Assets. If any necessary disclosures under applicable Law are required prior to Closing with respect to matters discovered by any Environmental Assessment conducted by, for or on behalf of Buyer, to the extent permissible under applicable Law, Buyer shall allow the Company to disclose such matter and Seller shall be responsible for causing Company to disclose such matters to the appropriate Governmental Authorities.

(b) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (including Company), (i) repair all damage done to the Assets (including the real property and other assets associated therewith) caused by Buyer’s (or any Buyer’s representatives’) due diligence, (ii) restore the Assets (including the real property and other assets associated therewith) to the same or better condition than they were prior to commencement of Buyer’s (or the Buyer’s representatives’) due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s (or the Buyer representatives’) due diligence. Any disturbance to the Assets (including the real property and other assets associated therewith) resulting from the due diligence conducted by or on behalf of Buyer will be promptly corrected by Buyer.

3.16 Environmental Defects. If Buyer determines that with respect to the Asset there exists an Environmental Condition (other than with respect to asbestos, asbestos containing materials, or NORM, and excluding any matter set forth on Schedule 3.16) (in each case, an “Environmental Defect”), Buyer shall notify Seller in good faith of such Environmental Defect as soon as reasonably practicable after such Environmental Defect is discovered, and in any event, on or before the Defect Claim Date. Each such notice shall set forth the information required by this Section 3.16 (collectively, the “Environmental Defect Notices” and individually, an “Environmental Defect Notice”). Anything herein to the contrary notwithstanding:

(a) Buyer may not assert any Environmental Defect after the Defect Claim Date and shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect that Buyer fails to timely and properly assert in accordance with this Section 3.16;

(b) To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a clear description of the matter constituting the alleged Environmental Defect, (ii) a description of each Asset (or portion thereof) affected by the alleged Environmental Defect, (iii) the estimated proportionate share attributable to each Asset of the estimated Lowest Cost Response to eliminate the alleged Environmental Defect (the “Environmental Defect Amount”), and (iv) supporting documents and reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.

(c) Buyer shall furnish Seller, on or before the end of each calendar week prior to the Defect Claim Date, Environmental Defect Notices with respect to any Environmental Defects that any of Buyer’s or any of its Affiliate’s employees, representatives, attorneys, or other environmental personnel or contractors discover or become aware of during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided that notwithstanding this sentence, any Environmental Defect Notice shall be deemed timely if received by Seller prior to the Defect Claim Date.

3.17 Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, or cause Company to attempt, at Seller’s sole cost, to cure or remediate at any time prior to Closing any Environmental Defects which have been timely and properly asserted by Buyer in accordance with Section 3.16. If Seller believes that it (or Company) has remediated any applicable Environmental Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any environmental consultant hired by Buyer) to verify the remediation of the Environmental Defects. Buyer shall, at or prior to the end of the Cure Period, advise Seller in writing whether it agrees or disputes that the Environmental Defect has been so remediated; provided that Buyer’s failure to timely respond to Seller’s notice of remediation shall be deemed Buyer’s agreement that the Environmental Defect has been remediated and Buyer’s waiver of its Claim with respect to such Environmental Defect. If Buyer timely notifies Seller of a dispute as to Seller’s attempted remediation of any Environmental Defect, then (subject to Section 3.18) the provisions of Section 3.20 shall apply to such Environmental Defect.

3.18 Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Environmental Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 3.20, if any Environmental Defect timely and properly asserted by Buyer in accordance with Section 3.16 is not waived by Buyer or cured on or before the Closing, Seller shall, at its sole option (except as otherwise provided below), elect to:

(a) subject to the Individual Environmental Defect Threshold and Aggregate Defect Deductible, reduce the Base Purchase Price by the amount of the Environmental Defect Amount relating to such Environmental Defect as agreed upon by Seller and Buyer or determined pursuant to Section 3.20;

(b) upon the agreement of Buyer, indemnify Buyer against all Claims resulting from such Environmental Defect pursuant to an indemnity agreement in a form reasonably agreeable to Seller and Buyer provided, under no circumstances shall Seller’s aggregate liability thereunder exceed the Allocated Value for the Asset made the subject thereof;

(c) cause Company to transfer to Seller the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Base Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets (any such Assets which Seller has elected to cause Company to transfer pursuant to this Section 3.18(c), “3.18(c) Assets”);

(d) cure such Environmental Defect after the Closing, provided that the Parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place;

(e) if such Environmental Defect can be cured by paying a fine or penalty, cure such Environmental Defect by electing to pay such fine or penalty; or

(f) if applicable, terminate this Agreement pursuant to Section 11.1(d).

If Seller elects the option set forth in clause (a) above, then Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the remediation of the applicable Environmental Defect and all losses with respect thereto.

3.19 Exclusive Remedies. Except for Buyer’s right to terminate this Agreement pursuant to Section 11.1(d), Section 3.18 sets forth the exclusive rights and remedies of Buyer with respect to Environmental Defects.

3.20 Environmental Dispute Resolution. (a) Seller and Buyer shall attempt to agree on all Environmental Defects and Environmental Defect Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and Environmental Defect Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.20 and either Party shall have the right, upon the delivery of written notice to the other Party, to dispute such matter and to invoke the dispute resolution provisions below in this Section 3.20 in order to resolve any such dispute. Any such notice must be delivered on or before the 10th Business Day after Closing.

(b) There shall be a single arbitrator, who shall be an environmental consultant (the “Environmental Arbitrator”) with at least 10 years relevant experience, as selected by mutual agreement of Buyer and Seller within 15 Days after the end of the Cure Period, and absent such agreement, by the CPR. The arbitration proceeding shall be held in Houston, Texas pursuant to the rules of the CPR to the extent such rules do not conflict with the terms of this Section 3.20. The Environmental Arbitrator’s determination shall be made within 20 Days after submission of the matters in dispute and shall be binding on and non-appealable by the Parties. In making his/her determination, the Environmental Arbitrator shall be bound by the rules set forth in Sections 3.18 and 3.20 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Buyer in its applicable Environmental Defect Notice or a lesser Environmental Defect Amount than the Environmental Defect Amount claimed by Seller. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Environmental Defect Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.

(c) The Environmental Arbitrator shall include all legal fees and costs of the prevailing party in its award against the losing party. The fees and expenses associated with the Environmental Arbitrator shall be borne equally by the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Environmental Defect Amount is not taken into account as an adjustment to the Base Purchase Price pursuant to Section 2.3, then within 10 Days after the Environmental Arbitrator delivers written notice to Buyer and Seller of the award with respect to an Environmental Defect Amount, (a) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (b) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer, and the Party obligated to make a payment pursuant to clause (a) or (b) preceding shall include as a part of such payment interest on the amount due at the Prime Rate from (and including) the Closing Date to (and excluding) the date of payment.

3.21 Environmental Thresholds. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller or available to Buyer for any individual Environmental Defect for which the Environmental Defect Amount does not exceed $100,000 (“Individual Environmental Defect Threshold”); and (b) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any Environmental Defect that exceeds the Individual Environmental Defect Threshold or any Title Defect that exceeds the Individual Title Defect Threshold unless the sum of (i) the Environmental Defect Amounts of all such Environmental Defects for which Seller elects to provide a remedy pursuant to Section 3.18(a) that exceed the Individual Environmental Defect Threshold, excluding any Environmental Defects cured by Seller, and (ii) the Title Defect Amounts of all such Title Defects for which Seller elects to provide a remedy pursuant to Section 3.8(a) that exceed the Individual Title Defect Threshold, excluding Title Defects cured by Seller, exceeds the Aggregate Defect Deductible, after which point, Buyer shall be entitled to adjustments to the Base Purchase Price only with respect to such Environmental Defects and Title Defects that exceed the Aggregate Defect Deductible.

ARTICLE 4

ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

4.1 Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.

4.2 Seller’s Indemnity Obligation. If Closing shall occur, then effective from and after the Closing Date, and subject to the limitations set forth in Section 4.4, Seller shall DEFEND, INDEMNIFY and HOLD HARMLESS Buyer Group from and against any and all Claims arising out of, resulting from, or relating to:

(a) any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement; and

(b) the Excluded Taxes.

In no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement. Notwithstanding anything herein to the contrary, Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Assets and Company.

4.3 Buyer’s Indemnity Obligation. If Closing shall occur, from and after the Closing Date, Buyer shall RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller Group from and against any and all Claims arising out of, resulting from, or relating to:

(a) any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement; and

(b) ownership of the Membership Interests, other than with respect to Claims for which Seller is obligated to indemnify the Buyer Group pursuant to Section 4.2.

4.4 Claim Periods, Deductible, Threshold, Cap and Materiality Exclusion.

(a) Subject to Section 4.4(e), Seller shall have no obligation or liability under Section 4.2(a) for:

(i) any Claim asserted against Seller hereunder, if Buyer has not provided Seller with an Indemnity Claim Notice within 6 months after the Closing Date with respect to such Claim;

(ii) any Claim asserted against Seller hereunder, if such Claim has a value of $100,000 or less (the “Individual Indemnity Threshold”) (and these types of Claims shall not be counted in determining the Indemnity Deductible Amount);

(iii) any Claim asserted against Seller hereunder to the extent the aggregate of all Claims by Buyer does not exceed the Indemnity Deductible Amount, after which point the Buyer Group shall be entitled to defense and indemnification only to the incremental extent of the value of any Claims in excess of the Indemnity Deductible Amount; and

(iv) any Claims that in the aggregate exceed 10% of the Adjusted Purchase Price;

provided, the limitations above in Section 4.4(a) shall not apply to any Claim for breach of any of the Specified Representations and Warranties or any Claim for breach of any covenant or similar obligation of Seller. Notwithstanding anything herein to the contrary, but subject to Section 4.4(e), under no circumstances shall the aggregate amount of Seller’s indemnification obligations under Section 4.2(a) exceed the Adjusted Purchase Price.

(b) Any Claim for breach of the Specified Representations and Warranties must be asserted within the applicable statute of limitations and, except as otherwise expressly set forth herein, any Claim for breach of the covenants and similar obligations of Seller occurring prior to the Closing must be asserted within 6 months after the Closing Date.

(c) Notwithstanding anything to the contrary contained in this Article 4, for the purposes of determining if there has been a loss resulting from the breach of any representation or warranty hereunder and the amount of the Claims in respect thereof, the representations and warranties shall, for purposes of this Article 4, be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty.

(d) The period within which Seller may make Claims against Buyer under the provisions of Section 4.3(b) shall remain open forever, and the Buyer’s Indemnity Obligations under Section 4.3(b) shall survive forever. The period within which Buyer may make Claims against Seller under Section 4.2(b) shall remain open forever, and the Seller’s Indemnity Obligations under Section 4.2(b) shall survive forever.

(e) Nothing in this Agreement, including in this Section 4.4 or Section 4.9, shall limit any remedy any Party may have against any Person for any Claims resulting from, arising out of or relating to such Person’s fraud.

4.5 Notice of Claims. If a Claim is asserted against a Person for which a Party may have Indemnity Obligations under this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”). For Indemnity Claims with respect to which the Individual Indemnity Threshold in Section 4.4 applies, an Indemnity Claim shall be deemed to have been made

(subject to the provisions of Section 4.4) upon the indemnified Person’s providing an initial Indemnity Claim Notice to the indemnifying Party stating that the Claim underlying the Indemnity Claim could reasonably be expected to exceed the Individual Indemnity Threshold. The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, (a) failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent that, such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the indemnifying Party’s ability to defend against the Claim through the forfeiture of substantive rights or defenses; and (b) the foregoing shall not extend the time period set forth in Section 4.4(a) (if applicable to the Claim), but if an Indemnity Claim Notice is given to an indemnifying Party within the applicable time period (if any) with respect to such Claim set forth in Section 4.4(a), such Indemnity Claim Notice shall be effective, subject to the other limitations in Section 4.4 (if applicable), as to costs and expenses incurred or suffered after the expiration of any such time period, with respect to the matter described in such Indemnity Claim Notice.

4.6 Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Non-Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party may, if it so elects in accordance with this Section 4.6 within thirty (30) Days from receipt of the Indemnity Claim Notice, admit its liability to defend the indemnified Party against such claim at the sole cost and expense of the indemnifying Party and assume the defense of the Non-Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects. If any Non-Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Non-Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and/or participate in the defense of any Non-Party Claim; provided, if the indemnifying Party has assumed the defense of a Non-Party Claim pursuant to this Section 4.6 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person, unless in the opinion of counsel representation of both the indemnified Person and the indemnifying Party would be inappropriate under applicable standards of professional care due to actual or potential differing interests between such parties, in which case the fees and expenses of counsel selected by the indemnified Person (including one appropriate local counsel in each relevant jurisdiction) shall be borne by the indemnifying Party. The indemnifying Party shall pay any judgment entered or settlement with respect to such Non-Party Claim. The indemnifying Party shall not, without the prior written consent of the indemnified Person, consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim that does not include a provision whereby the plaintiff or claimant in the matter unconditionally releases the indemnified Person from all liability with respect to such Non-Party Claim in writing. If the indemnifying Party does not admit its liability, or if the indemnifying Party assumes the defense of a Non-Party Claim pursuant to this Section 4.6 but fails to diligently defend against the Non-Party Claim, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Non-Party Claim by all appropriate proceedings, with counsel of the indemnified Person’s choosing. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided, the indemnified Person shall not settle such Non-Party Claim without the prior written consent of the indemnifying Party; provided further, if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such settlement within 10 Days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 4.6, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 4.6, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 4.6 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 4.6.

4.7 Waiver of Certain Damages. Subject to each Party’s obligation to indemnify the other for Claims by a Non-Party, each of the Parties expressly waives and releases, and shall cause its Affiliates to waive and release, special, indirect, consequential, punitive, remote, speculative and exemplary damages, including damages for lost product or lost profits of any kind with respect to any dispute arising under, related to, or in connection with the Assets, this Agreement or any other agreement, contract or instrument contemplated herein or in connection with the transactions contemplated hereby.

4.8 Survival of Claims. Notwithstanding the termination of any Claim period set forth in Section 4.4(a), any Claim properly raised within the applicable time period for such Claim shall survive until such Claim and the Indemnity Obligations with respect thereto are resolved. If no express survival period is set forth with respect to when a Claim may be asserted, the applicable statute of limitations with respect to such Claim will apply.

4.9 Exclusive Remedy. Subject to Section 4.4(e), if the Closing occurs, the Indemnity Obligations set forth in this Agreement shall be the exclusive remedies of each Party against the other Party for the breach of any representation or warranty or the breach of any covenant set forth in this Agreement occurring prior to the Closing or any Claim arising out of, resulting from or related to the transaction contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its Affiliates to release, waive, discharge and covenant not to sue) with respect to, any Claims not expressly provided for in this Agreement, including Claims under state or federal securities laws and Claims available at common law, in equity or by statute.

4.10 Extent of Indemnification. Without limiting the scope of the indemnification, disclaimer, release and assumption obligations set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the Claim or indemnifiable loss giving rise to any such Indemnity Obligation is the result of the sole, partial, active, passive, concurrent or comparative negligence, gross negligence, strict liability, other legal fault or responsibility, or violation of any Law of or by any such indemnified Person.

ARTICLE 5

DISCLAIMER

Buyer acknowledges and agrees that, except as otherwise expressly provided in Article 6, neither Seller nor any Affiliate of Seller makes any representation or warranty, express, statutory, implied or otherwise with respect to Company, the Membership Interests and/or the Assets. Except as otherwise expressly provided in Article 6, Seller, for itself and its Affiliates, hereby expressly disclaims and negates any and all representations and warranties, express, statutory, implied or otherwise, and projections, forecasts, statements or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or representatives, associated with Company, the Membership Interests and/or the Assets, including any representation or warranty regarding: (a) title, (b) costs, expenses, revenues, receipts, accounts receivable or accounts payable, (c) contractual, economic or financial information, (d) the financial viability or productivity or transportability of Hydrocarbons, (e) the environmental or physical condition or description of the Assets, (f) any federal, state, local or tribal income or other Tax consequences, (g) the absence of patent or latent defects, (h) the condition of or state of repair of the Assets, (i) merchantability or conformity to models, plans, or drawings, (j) any rights of any member of Buyer Group under appropriate laws to claim diminution of consideration or return of the purchase price, (k) freedom from patents, copyright, trademark, or trade secret infringement, (l) warranties existing under applicable Law now or hereafter in effect, (m) fitness for a particular purpose, (n) production rates, re-completion opportunities, decline rates, gas balancing information or the quality, quantity or volume of the reserves of Hydrocarbons, if any, (o) legal or regulatory compliance, and (p) Environmental Liabilities.

ARTICLE 6

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date):

6.1 Organization and Good Standing.

(a) Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and dispose of the Membership Interests.

(b) Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to operate its business as now conducted. Company is in good standing, and is duly licensed or qualified to do business in all jurisdictions in which qualification is required by Law, except where the failure to qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

6.2 Authority; Authorization of Agreement. Seller has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated by such documents and to perform all of its obligations under such documents. The execution, delivery and performance by Seller of each Transaction Document to which it is a party have been duly and validly authorized and approved by all necessary action on the part of Seller. The Transaction Documents to which Seller is a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3 No Violations. Except for (i) Customary Post-Closing Consents, (ii) any consents or approvals listed on Schedule 6.3, and (iii) any preferential rights listed on Schedule 6.11, Seller’s execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(a) conflict with any of the terms, conditions or provisions of the organizational documents of Seller or Company;

(b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Seller or Company, except where such violation or the failure to make or obtain such filing, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect;

(c) conflict with, result in a material breach of, constitute a material default under or constitute an event that with notice or lapse of time, or both, would constitute a material default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Seller or Company is a party or by which Seller or Company or any of the Assets are bound or (ii) any Order; or

(d) result in the creation or imposition of any material lien or material encumbrance upon one or more of the Assets or the Membership Interests, except for the Permitted Encumbrances and the Permitted Membership Interest Encumbrances, respectively.

6.4 Capitalization. Schedule 6.4 specifies the membership interests of Company owned by Seller and the total amount of membership interests issued, authorized and outstanding as of the Execution Date. The Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any

Laws. Seller has good and valid title to the Membership Interests and the Membership Interests will be delivered to Buyer at Closing free and clear of any encumbrances, except for Permitted Membership Interest Encumbrances. Except as described in Schedule 6.4, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any of Company to issue any of its shares or other securities, or securities convertible into or exchangeable for its shares or other securities. The Membership Interests are not subject to any voting trusts, proxies or other contracts or understandings with respect to voting, redemption, sale, transfer or other disposition thereof. Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

6.5 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall, directly or indirectly, have any responsibility whatsoever.

6.6 Legal Proceedings. Schedule 6.6 sets forth all material Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller or its Affiliates in respect of any of the Assets or Company.

6.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

6.8 Taxes. Except as disclosed on Schedule 6.8, (i) all Tax Returns required to be filed by or on behalf of the Company have been timely filed, and all such Tax Returns were true, correct and complete in all material respects, (ii) all Taxes with respect to the Company (whether or not shown to be due on such Tax Returns) have been timely paid, (iii) there are no liens on any of the Assets or Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Encumbrances, (iv) no claim for Taxes has been asserted against the Company by any Taxing Authority that has not yet been resolved, and (v) there are no Tax audits currently pending with respect to the Company that have not yet been resolved. The Company is, and has been since its formation, an entity disregarded as separate from its owner within the meaning of Treasury Regulation Section 301.7701-2(c)(2) for federal and applicable state and local income Tax purposes.

6.9 Material Contracts.

(a) Schedule 6.9 sets forth Contracts of the type described below to which Company is a party and that relate to the Assets (the items listed or required to be listed on Schedule 6.9 are referred to as the “Material Contracts”):

(i) any Contract that has resulted or can reasonably be expected to result in aggregate payments by or revenues to Company (taken together with its Affiliates) of more than $125,000 (net to the interest of Company and its Affiliates) during any year during the last five fiscal years or any subsequent fiscal year of Company (based solely on the terms thereof and current volumes without regard to any expected increase in volumes or revenues);

(ii) any Hydrocarbons gathering, transportation and processing or similar Contract that is not terminable without penalty on 60 Days or less notice;

(iii) any Contract (excluding Hedges) for the purchase, sale or exchange of any Hydrocarbons that is not terminable without penalty on 60 Days or less notice;

(iv) any Contract that constitutes a lease under which Company (or its Affiliates) is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Company without penalty on 60 Days or less notice and (B) involves an annual base rental of more than $125,000;

(v) any farmout or farmin arrangement relating to the Assets;

(vi) any Hedges to which the Assets or Company are bound;

(vii) any contract that constitutes a non-competition agreement, area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Company or its Affiliates conducts business;

(viii) any contract containing “tag along” or similar rights allowing a third party to participate in future sales of any of the Assets or interests therein;

(ix) any contract related to seismic data relating to the Assets;

(x) any saltwater disposal contract relating to the Assets with a term of 90 Days or more; and

(xi) any Contract with an Affiliate of Seller that will not be terminated prior to or in connection with the Closing.

(b) Except as set forth on Schedule 6.9, the Material Contracts are in full force and effect in accordance with their respective terms in all material respects, there exist no material defaults thereunder by Seller or Company, as applicable, or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts, and no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller or Company, as applicable, or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Seller has made available, or has caused Company to make available, to Buyer true and complete copies of each Material Contract, as amended prior to the date hereof. Neither Seller nor Company has received or given any unresolved written notice of termination or default with regards to any Material Contract.

6.10 No Violation of Laws. Except as set forth on Schedule 6.10, (a) Company has not violated any applicable Laws (excluding Environmental Laws) with respect to the ownership and operation of the Assets in any material respect, and (b) Company is not the subject of any pending or, to Seller’s Knowledge, threatened regulatory compliance or enforcement action (excluding actions grounded in Environmental Laws) related to the Assets and Company has not received any notice alleging any violation of any Law (excluding Environmental Laws) applicable to the Assets, the resolution of which is currently outstanding.

6.11 Preferential Purchase Rights. There are no preferential rights to purchase any Assets that are applicable to the transactions contemplated hereby (each, a “Preferential Purchase Right”) except as set forth on Schedule 6.11.

6.12 Imbalances; Payout Balances. Schedule 6.12 sets forth (a) all Imbalances associated with the Assets as the Effective Time and (b) the estimated status of any “payout” balance (net to the interest of Company) as of the dates shown for each Asset that is subject to a reversion or other adjustment at some level of cost recovery or payout.

6.13 Royalties, Etc. Company has paid all royalties and payments to working interest owners due with respect to interests in the Properties, or if not paid, is contesting such amounts in good faith in the ordinary course of business.

6.14 Current Commitments. Schedule 6.14 sets forth as of the Execution Date all authorities for expenditures in excess of $125,000 (“AFEs”) (net to the interest of Company) relating to the Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts or any applicable operating agreement for which all of the activities anticipated in such AFEs or commitments have not been completed as of the Execution Date.

6.15 Tax Partnerships. Except as set forth on Schedule 6.15, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and in the case of any Property subject to a tax partnership agreement, the tax partnership has an election in effect under Section 754 of the Code.

6.16 Investment Company. Neither Seller nor Company is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of said act.

6.17 Regulatory Status. To Seller’s Knowledge, all pipeline systems and related facilities comprising the Assets are “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended and in effect as of the date hereof (“NGA”). To Seller’s Knowledge, no consent is required in connection with the transactions contemplated by this Agreement or any agreement contemplated to be entered into in connection with the transactions contemplated by this Agreement under the Natural Gas Policy Act of 1978, as amended and in effect as of the date hereof (“NGPA”). To Seller’s Knowledge, Seller is not a natural gas company within the meaning of the NGA, and Seller has not operated any of the Assets in a manner that would subject Seller to the jurisdiction of, or invoke regulation by, the Federal Energy Regulatory Commission under the NGPA or the NGA with respect to the Assets.

6.18 Easements. Except as set forth in Schedule 6.18, to Seller’s Knowledge, each of the easements or similar rights of access used or held primarily for use in connection with the ownership or operation of the Assets is legal, valid, binding, enforceable and in full force and effect and Seller is not in material breach of or material default under any such easement or right, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such easement or right.

6.19 Oil and Gas Operations. Except as provided in Schedule 6.19, (a) all Wells operated by Company or any of its Affiliates have been drilled, completed, operated and produced consistent with past practices and in compliance in all material respects with applicable leases, pooling and unit agreements, joint operating agreements and Laws, except for such practices and non-compliance as have not had, and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) Neither Seller nor Company has not received any written notices or demands from any Governmental Authority or any other Person to plug any Wells or perform any mechanical integrity tests.

6.20 Current Bonds. Schedule 6.20 contains a list of all surety bonds, letters of credit and other similar instruments maintained by Seller or Company or any of their Affiliates with respect to the Assets.

6.21 No Undisclosed Material Liabilities. There are no material liabilities of Company of any kind, other than: (a) liabilities disclosed, reflected, reserved against or otherwise disclosed in the financial statements supplied by Seller to Buyer prior to the Execution Date; (b) liabilities incurred in the ordinary course of business consistent with past practice since the dates of the financial statements referenced in subsection (a) above; and (c) other undisclosed liabilities which, individually or in the aggregate, do not have a Material Adverse Effect.

6.22 Conduct of Company. Company was formed solely for the purpose of acquiring certain assets from EP Energy E&P Company, L.P. and EPE Nominee Corp. pursuant to that certain Purchase and Sale Agreement dated June 9, 2013 by and among EP Energy E&P Company, L.P., EPE Nominee Corp. and Atlas Resource Partners, L.P., and has not engaged in any business activities or conducted any operations, in each case since the date of its organization, other than in the ordinary course of business in connection therewith.

6.23 Employees and Employee Benefit Plans. The Company has never directly employed or engaged any employees or individual independent contractors. The Company has never directly maintained or sponsored any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any retention, severance, termination, bonus, compensation, stock option, stock purchase, restricted stock, equity or equity-based compensation, stock appreciation rights, phantom stock, incentive, fringe benefit, profit-sharing, commission, pension, retirement or deferred compensation plan, program, policy or agreement.

ARTICLE 7

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following as of the date of this Agreement and as of the Closing Date:

7.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own the Membership Interests.

7.2 Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to consummate the transactions contemplated by such documents and to perform all of its obligations under such documents. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party have been duly and validly authorized and approved by all necessary action on the part of Buyer. The Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

7.3 No Violations. No consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer. Buyer’s execution and delivery of each Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:

(a) conflict with any of the terms, conditions or provisions of the organizational documents of Buyer;

(b) violate any provision of, or require any material filing, consent or approval under any Laws applicable to Buyer, except where such violation or the failure to make or obtain such filing, consent or approval would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; or

(c) conflict with, result in a breach of, constitute a material default under or constitute an event that with notice or lapse of time, or both, would constitute a material default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any Order.

7.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall, directly or indirectly, have any responsibility whatsoever.

7.5 Claims, Disputes and Litigation. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer, that would reasonably be expected to impair or prevent the consummation of the transactions contemplated by this Agreement.

7.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.

7.7 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Buyer acknowledges and agrees that Seller has not made any representations or warranties except as expressly and specifically provided in Article 6, and that Buyer may not rely on any other representations or warranties made by Seller or its representatives or on any of Seller’s estimates with respect to reserves or the value of the Assets or Company, or any projections as to future events or other analyses or forward looking statements. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of Seller set forth in this Agreement, Buyer has relied or shall rely solely on its own independent investigation and evaluation of the Assets and Company and the express provisions of this Agreement.

7.8 Financing; Resources and Other Capabilities. Buyer shall have as of the Closing Date sufficient funds with which to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement. Buyer will have as of the Closing Date the financial and technical capabilities to perform all of Buyer’s obligations assumed from Seller with respect to the Assets.

7.9 Regulatory. At the Closing, Buyer will be qualified to own and as applicable, assume operatorship of the Properties, including federal oil, gas and mineral leases and Leases with the BLM or other Governmental Authorities, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator.

7.10 Buyer Financial Statements. Buyer’s financial statements supplied to Seller, together with the notes thereto, as made available to Seller prior to the date hereof, are complete and correct in all material respects and present fairly in all material respects the financial position and the results of operations of Buyer as of the dates and for the periods therein indicated, and all such statements have been prepared and conformed with accounting principles generally applied on a consistent basis throughout the periods involved. Since the last date of such financial statements, there has not been any material adverse effect on the business, assets, liabilities (actual or contingent), earnings, financial or other conditions or other operations of Buyer.

7.11 Securities Law Compliance. Buyer is acquiring the Membership Interests for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

ARTICLE 8

COVENANTS

8.1 Conduct of Business.

(a) From the Execution Date until the Closing Date, with respect to the Assets, unless Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned),

(i) Seller shall, and to the extent it has the Legal Right, shall cause Company to:

(A) operate the Company and the Assets in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to preserve its present business operations relating to the Assets;

(B) maintain books, accounts and records in the ordinary course of business, consistent with prior years, and comply in all material respects with all contractual and other obligations;

(C) maintain all material permits, approvals and registrations from and with Governmental Authorities applicable to the Company and the Assets that are maintained by Company or an Affiliate as of the date of this Agreement; and

(D) comply in all material respects with all applicable Laws and Orders to which the Company or the Assets are subject;

(ii) Seller shall not, and shall to the extent it has the Legal Right, cause Company not to:

(A) convey, sell, transfer, mortgage, pledge, encumber, dispose or abandon any part of the Assets other than sales of Hydrocarbons in the ordinary course of business and sales of Equipment that is no longer necessary in the operation of the Assets or for which replacement Equipment has been obtained;

(B) modify or terminate any Material Contract, other than any such Material Contract that terminates according to its terms;

(C) enter into any agreement that, if in existence as of the Execution Date, would be a Material Contract;

(D) let lapse any of Company’s insurance in force with respect to the Company or the Assets as of the Execution Date; provided, however, that if any such insurance terminates pursuant to its terms in effect as of the Execution Date, Company will be obligated to renew or secure a replacement for such insurance only if such renewal or replacement is available on commercially reasonable terms;

(E) incur, propose or commit any capital expenditures for an individual project or matter, or series of related projects or matters, in excess of $100,000 (net to the interest of Company) except in case of emergency or as may otherwise be required to prevent injury or damage to Persons, property or the environment or except for capital expenditures that have been approved prior to the Execution Date and set forth on Schedule 8.1(a)(ii)(E) or are covered by the AFEs listed on Schedule 6.14;

(F) settle, waive or compromise any claim or other proceeding in a manner that would adversely affect in any material respect the ownership, operation, or use of the Company or the Assets taken as a whole or that would impose a liability on Buyer or its Affiliates at or after the Closing; or

(G) authorize or agree to take any of the actions prohibited by any of the foregoing clauses (A) through (F).

(iii) Seller shall, to the extent it has the Legal Right, cause Company to not engage in any practice, take any action or enter into any transaction outside the ordinary course of business. In addition, Seller shall, to the extent it has the Legal Right, cause Company not to:

(A) adopt any amendments to its governing or organizational documents, joint venture agreements or similar documents;

(B) issue, sell, split, combine, reclassify, redeem, acquire, or authorize any membership interests or other securities (including any securities exchangeable into or convertible into any such securities);

(C) authorize or pay any dividends on or make any distributions with respect to any securities, other than as required pursuant to its organizational documents in effect as of Execution Date;

(D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(E) make any acquisitions or dispositions of any other Person or business, make any loans, advances or capital contributions to any entity, or incur any indebtedness;

(F) enter into any voting agreement or other agreement with respect to any of Company’s outstanding securities; and

(iv) authorize or agree to take any of the actions prohibited by any of the foregoing clauses (A) through (F).

Notwithstanding the preceding provisions of this Section 8.1(a), Buyer’s consent shall not be required with respect to any action taken by Seller or Company required by any Contract, as required by Law or Order, or as specifically contemplated by other provisions of this Agreement.

(b) Buyer shall respond to any request for consent pursuant to Section 8.1(a) within five Days following receipt of such request from Seller (or, if applicable, such shorter time period as may be required under the terms of the relevant Contract and indicated in such notice from Seller), and a failure to respond within such time period shall constitute Buyer’s consent to the matter addressed in the applicable notice. Buyer acknowledges that Company owns undivided interests in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners who are not Affiliates of Company shall not constitute a breach of the provisions of this Section 8.1, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has caused Company to vote its interest in a manner that complies with the provisions of this Section 8.1. Buyer acknowledges that as to those Properties that are operated by a Person other than Company or any Affiliate of Company, the obligations of Seller in this Section 8.1 shall be construed to require that Seller use its commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating and other applicable agreements and applicable Law.

8.2 Return of Information. In the event of termination of this Agreement, Buyer shall promptly return or destroy any confidential information received in connection with this proposed transactions.

8.3 Bonds and Other Credit Support.

(a) Buyer acknowledges that various bonds, letters of credit, guarantees and/or cash deposits (collectively, “Security Arrangements”) have been provided by Seller, Company and/or their respective Affiliates to Governmental Authorities or third parties to secure the payment and performance of plugging and abandonment obligations and other obligations related to the Assets, including those set forth on Schedule 6.20. To the extent Seller or any of its Affiliates other than Company has any Seller Obligations with respect to any Security Arrangement set forth on Schedule 6.20, Buyer shall take such actions as are necessary to cause the Seller Obligations arising under such Security Arrangements to be released and terminated concurrent with the Closing.

(b) If Seller becomes aware of any Security Arrangement not listed on Schedule 6.20 (each such Security Arrangement, an “Omitted Security Arrangement”), Seller shall promptly notify Buyer of the existence of such Omitted Security Arrangement and Buyer and Seller shall take all such actions as are necessary to cause the Seller Obligations of Seller or any of its Affiliates other than Company to be promptly released and terminated after receipt of such notice, including, if necessary, creating replacement Security Arrangements in the name of Buyer (or an Affiliate of Buyer). Nothing in this Section 8.3 shall limit Buyer’s indemnification obligations hereunder.

8.4 Record Retention. Buyer, for the longer of seven years following the Closing or the complete abandonment of the property covered by the applicable Records, will retain the Records. Each Party will provide the other Party, its Affiliates, and its and their officers, employees and representatives with access to the Records in its possession during normal business hours for review and copying at the requesting Party’s expense and provide the other Party, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 4.2 for review and copying at such other Party’s expense; provided however, that either Party may destroy records in its possession after offering the other Party the reasonable opportunity to take possession of such records, at such other Party’s expense.

8.5 Notifications. Buyer will notify Seller promptly after the discovery by Buyer that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.

8.6 Release of Liens. Concurrent with the Closing, all liens and security interests (if any) encumbering any of the Membership Interests or Assets and securing any debt facilities maintained by Seller or any Affiliate of Seller shall be terminated; provided, the preceding provision shall not modify the terms of Section 8.3.

8.7 Consents.

(a) Seller shall use commercially reasonable efforts to procure all consents required to transfer the Membership Interests from Seller to Buyer, and Buyer shall reasonably cooperate with Seller in seeking to obtain such consents, but, in each case, except as otherwise agreed, (i) without being obligated to pay any consideration or waive or release any material right or privilege to obtain such consent and (ii) without giving rise to or imposing any Buyer Incremental Cost. The Base Purchase Price shall be reduced by the Allocated Value of each Lease or Contract that is subject to a consent requirement and for which the required consent is not obtained by the Closing (each, a

“Consent Agreement”); provided, however, that if, during the first 180 Day period following Closing, the required consent is obtained, then Buyer shall promptly notify Seller and Buyer shall pay to Seller, on or before the 10th Business Day following receipt of such notice, an amount equal to the Allocated Value of such Consent Agreement. To the extent such Consent Agreement has not been included in determining the Adjustments to be made pursuant to Section 2.3 (excluding Section 2.3(b)(v)), then any Adjustments that are specific to such Consent Agreement shall be calculated and contemporaneous with the payment of any such Allocated Value there shall be applied as a deduction to such Allocated Value (if the sum of the downward Adjustments exceeds the sum of the upward Adjustments) the net amount resulting from such Adjustments or there shall be applied as an addition to such Allocated Value (if the sum of the upward Adjustments exceeds the sum of the downward Adjustments) the net amount resulting from such Adjustments.

(b) Notwithstanding anything to the contrary, the failure to obtain any required consent contained in a Lease with respect to the transactions contemplated herein shall not constitute a Title Defect.

(c) Solely for purposes of this Section 8.7, Contracts shall be deemed to include Surface Contracts.

8.8 Preferential Purchase Rights.

(a) With respect to each Preferential Purchase Right applicable to the transactions contemplated hereby, Seller shall, or shall cause Company to, within seven Business Days following the Execution Date, send to the holder of each such right a written notice in compliance with the contractual provisions applicable to such Preferential Purchase Right (and shall provide Buyer with a copy of each such notice).

(b) If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of any part of the Assets to which its Preferential Purchase Right applies and such holder exercises such Preferential Purchase Right (in such case, a “Preferential Right Property”) and consummates the purchase of the Preferential Right Property, that Preferential Right Property shall be excluded from the transactions hereunder, and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Preferential Right Property. Seller shall be entitled to all proceeds from the holder of a Preferential Purchase Right who exercises its right to purchase a Preferential Right Property and consummates the purchase prior to Closing.

(c) If, by Closing, a Preferential Purchase Right burdening any Preferential Right Property has not been exercised, the time for exercising such Preferential Purchase Right has not expired and such Preferential Purchase Right has not been waived, then such Preferential Right Property will remain with Company and Buyer shall be entitled to all subsequent proceeds received as a result of the Preferential Purchase Right holder exercising its right to purchase the Preferential Right Property. To the extent the proceeds received by Buyer differ from the Allocated Value for such Preferential Right Property, the difference shall be accounted for in the Final Settlement Statement in accordance with Section 2.3(a)(vii) and Section 2.3(b)(vi).

8.9 Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the conditions to Closing for which it is responsible or of which it otherwise controls). Without limiting the generality of the foregoing, from time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments as may be reasonably requested by the other Party, at such requesting Party’s cost, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 8.7 and Section 8.8. Promptly after Closing, Buyer shall: (a) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Authorities; (b) actively pursue all other consents and approvals that may be required in connection with the transaction contemplated hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals, at Buyer’s sole cost and expense; and (c) deliver all notices that may be required in connection with the sale of the Membership Interests.

8.10 Records in Seller’s Possession. Following Closing, Seller shall grant Buyer reasonable access (at reasonable times and upon reasonable notice) to the Records in Seller’s or its Affiliates’ possession. Within 60 Days after the Closing Date (except as provided below), Seller shall furnish to Buyer originals or legible copies of the Records that are maintained by Seller or its Affiliates. Any and all original Records retained by Seller shall be furnished to Buyer within 30 Days after Seller’s reasonable need for such Records ceases. Buyer shall maintain the Records it acquires for a period of the longer of seven years after Closing or the complete abandonment of the property covered by the applicable Records and shall afford Seller full access to the Records as reasonably requested by Seller. If Buyer desires to destroy any Records within such retention period, Buyer shall notify Seller in writing prior to such destruction and provide Seller the opportunity to take possession of the same at Seller’s sole cost. Notwithstanding the foregoing, Seller shall have no obligation to deliver originals of any Records that are subject to requests or Orders from any Governmental Authority not to dispose of such Records.

8.11 Investigation. Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Assets.

ARTICLE 9

CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions Precedent to Seller’s Obligation to Close. Seller shall consummate the sale of the Membership Interests as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent and those in Section 9.3 shall have been satisfied or have been waived in writing by Seller:

(a) (i) the representations and warranties of Buyer contained in Sections 7.1, 7.2 and 7.4 shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) at and as of Closing as though such representations and warranties were made at and as of the Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date) and (ii) all other representations and warranties of Buyer contained in this Agreement (disregarding any materiality qualifications contained therein) shall be true and correct in all respects at and as of Closing as though such representations and warranties were made at and as of Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, that, in the case of this clause (ii) only, the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; and

(b) Buyer shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Buyer at or prior to Closing.

9.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer shall consummate the purchase of the Membership Interests as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent and those in Section 9.3 shall have been satisfied or waived by Buyer:

(a) (i) the representations and warranties of Seller contained in Section 6.4 shall be true and correct in all respects at and as of Closing as though such representations and warranties were made at and as of Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), (ii) each of the Specified Representations and Warranties (other than Section 6.4) shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality or “Material Adverse Effect”, which shall be true and correct in all respects) at and as of Closing as though such representations and warranties were made at and as of Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date) and (iii) all other representations and warranties of Seller contained in this Agreement (disregarding any materiality or “Material Adverse Effect” qualifications contained therein) shall be true and correct in all respects at and as of Closing as though such representations and warranties were made at and as of Closing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, that, in the case of this clause (iii) only, the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would constitute a Material Adverse Effect; and

(b) Seller shall have complied in all material respects with all covenants and obligations contained in this Agreement to be performed or complied with by Seller at or prior to Closing.

(c) Buyer shall have received a certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code.

9.3 Condition Precedent to Obligation of Each Party to Close. The Parties shall consummate the sale and purchase of the Membership Interests as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent shall have been satisfied or have been waived by both Parties:

(a) there shall be no Legal Proceeding instituted by a Governmental Authority having appropriate jurisdiction seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement; and

(b) All consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents, shall have been granted, or the applicable waiting period shall have expired or been terminated.

ARTICLE 10

THE CLOSING

10.1 Closing. Closing shall take place at 10:00 a.m., Houston, Texas time, at the offices of Seller’s counsel, 717 Texas, Suite 3300, Houston, Texas 77002, on June 22, 2015, subject to the satisfaction or waiver of all of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at least three Business Days prior to such date (provided, that if an 11.1(d) Proceeding has been initiated but not completed, the Closing shall occur three Business Days after the completion of such 11.1(d) Proceeding), or such other date as may be mutually agreed to by the Parties (the “Closing Date”). Seller shall provide Buyer with wiring instructions designating the account or accounts to which the Closing Amount is to be delivered.

10.2 Obligations of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(a) the Seller Certificate executed by Seller; and

(b) (i) an executed counterpart of the Assignment of Membership Interests and (ii) any other forms required by any Governmental Authority relating to the sale of the Membership Interests.

Seller shall take such other actions and deliver such other documents as are contemplated by this Agreement.

10.3 Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller, unless waived by Seller, the following:

(a) the Closing Amount by wire transfer;

(b) the Buyer Certificate executed by Buyer;

(c) an executed counterpart of the Assignment of Membership Interests; and

(d) evidence substantiating the replacement of the Security Arrangements pursuant to Section 8.3.

Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 11

TERMINATION

11.1 Grounds for Termination. Subject to Section 11.2, this Agreement may be terminated (except for the provisions referenced in Section 11.2) at any time prior to Closing upon the occurrence of any one or more of the following:

(a) by the mutual written agreement of the Parties;

(b) by either Party, if any Law or Order becomes final and effective that prohibits and makes illegal the consummation of the transaction contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party;

(c) by either Party, if Closing has not occurred by 120 Days following the Execution Date (the “Outside Date”) through no breach of this Agreement by the terminating Party;

(d) by either Party, upon written notice to the other Party, in the event that the sum of the downward adjustments to the Base Purchase Price for Title Defects and Environmental Defects that would apply in accordance with (x) in the case of any Title Defects or Environmental Defects other than 3.8(c) Assets and 3.18(c) Assets, the provisions of Section 3.8(a) or 3.18(a), as applicable and, (y) in the case of any 3.8(c) Assets or 3.18(c) Assets, Sections 3.8(c) and 3.18(c), respectively, in the aggregate (but without duplication), equal or exceed 10% of the Base Purchase Price. For the avoidance of doubt, for purposes of this Section 11.1(d), clause (x) of the preceding sentence shall apply to all Title Defects and Environmental Defects other than the 3.8(c) Assets and 3.18(c) Assets without regard to Seller’s actual elections under Sections 3.8 or 3.18. In the event the Parties do not agree on any Title Defect Amount or Environmental Defect Amount after giving effect to Sections 3.11 and 3.16, respectively, the disputed Title Defect Amounts or Environmental Defect Amounts shall be resolved pursuant to the provisions of Section 3.14(a)(ii) or Section 3.20(b), respectively, except that the following time periods shall apply rather than the time periods specified in such sections: (1) the Title Arbitrator or Environmental Arbitrator, as applicable, shall be mutually agreed and the matters submitted to such Title Arbitrator or Environmental Arbitrator within 20 Days of the end of the Defect Claim Date, and (2) the Title Arbitrator’s or Environmental Arbitrator’s, as applicable, determination shall be made within 15 Days (an arbitration under either of Sections 3.14(a)(ii) or 3.20(b) invoked for purposes of this Section 11.1(d), an “11.1(d) Proceeding”).

(e) by either Party, upon written notice to the other Party, in the event that the sum of any Casualty Losses, in the aggregate, equals or exceed 10% of the Base Purchase Price;

(f) by Buyer, (i) if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.2 and which would be impossible to cure prior to the Outside Date or, if curable, is not cured by Seller within 20 Days of receipt by Seller of written notice of such breach or failure or (ii) if all of the conditions set forth in Article 9 have been satisfied or waived, as applicable, and Seller nevertheless refuses or fails to Close the transactions contemplated in this Agreement and Seller does not cure within 20 Days of receipt by Seller of written notice from Buyer of such refusal or failure to Close. Notwithstanding the foregoing, Buyer shall not have the right to terminate this Agreement under this Section 11.1(f) at any time Buyer is in material breach of this Agreement; or

(g) by Seller, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 9.1 and which would be impossible to cure prior to the Outside Date or, if curable, is not cured by Buyer within 20 Days of receipt by Buyer of written notice of such breach or failure or (ii) if all of the conditions set forth in Article 9 have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to Close the transactions contemplated in this Agreement and Buyer does not cure within 20 Days of receipt by Buyer of written notice from Seller of such refusal or failure to Close. Notwithstanding the foregoing, Seller shall not have the right to terminate this Agreement under this Section 11.1(g) at any time Seller is in material breach of this Agreement.

11.2 Effect of Termination. If either Party terminates this Agreement in accordance with Section 11.1 as the result of the breach by the other Party of this Agreement, or the refusal or failure of such Party to Close the transactions contemplated by this Agreement, then the Party terminating this Agreement shall be entitled to pursue any and all available remedies available under law or in equity. Buyer and Seller each agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party. If the obligation to Close the transactions contemplated by this

Agreement is terminated pursuant to Section 11.1, then, except for those liabilities or obligations that have accrued prior to termination and provisions of this Agreement that by their nature should survive termination, this Agreement shall forthwith become void, and the Parties shall have no further liability or obligation hereunder.

ARTICLE 12

TAXES

12.1 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided however, Seller shall not be required to provide Tax Returns or other information related to any Affiliate or other legal entity apart from the Company. Each of Buyer and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

12.2 Proration of Property Taxes. In the case of any Straddle Period, Taxes shall be prorated as follows:

(a) All Property Taxes and similar Taxes that are not based on income, wages, production, or receipts that are imposed with respect to a Straddle Period shall be prorated and allocated between Seller and Buyer as of the Effective Time based on the number of Days in such Straddle Period. Seller’s share of such Taxes shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of Days in such Straddle Period on or before the Effective Time, and the denominator of which is the total number of Days in the Straddle Period. Buyer’s share of such Taxes shall be equal to the total amount of such Taxes for the Straddle Period less the amount of such Taxes for the Straddle Period allocated to Seller as computed in the previous sentence. The proration shall be based on an estimate of the assessment for the immediately preceding taxable year or other period, and the Base Purchase Price shall be reduced at Closing by the amount of such estimated Taxes owed by and allocated to Seller for the portion of the taxable year or other period prior to the Effective Time to the extent such Taxes have not yet been paid by Seller.

(b) All other Taxes imposed with respect to a Straddle Period shall be prorated and allocated to the Pre-Effective Time Tax Period as if such taxable period ended as of the close of business at the Effective Time.

12.3 Transfer Taxes. Buyer shall be responsible for the payment of all state and local transfer, controlling interests transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement or any other transaction document. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same Day such electronic mail is sent), or (c) facsimile transmission. A notice shall be deemed effective on the date on which such notice is received by the addressee, if by mail, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt) or if by electronic mail (as evidenced by computer generated confirmation of receipt); provided, if such date is not a Business Day, then date of receipt shall be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change.

If to Seller:

New Atlas Holdings, LLC

1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Attention: Lisa Washington

Fax: 215.405.3823

With a copy to:

Jones Day

717 Texas

Houston, Texas 77002

Facsimile: 832.239.3600

Email: osamji@jonesday.com

Attention: Omar Samji

If to Buyer:

ARP Production Company, LLC

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Attention: General Counsel

Fax: 330-896-8518

With copies to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Facsimile: 646.441.9039

Email: sinfante@cov.com

Attention: Stephen Infante

and

Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Attention: General Counsel

Fax: 330-896-8518

13.2 Transaction and Filing Costs. Buyer shall be responsible for recording and filing documents associated with the transfer of the Membership Interests to it and for all costs and fees associated therewith, including filing such documentation as may be required to complete the transfer of the Membership Interests by federal, state and local Governmental Authorities and as required by applicable Law. Buyer shall also be responsible for the payment of any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments resulting from its acquisition of the Membership Interests as contemplated by this Agreement. Buyer shall also be responsible for obtaining Customary Post-Closing Consents applicable to the transaction contemplated hereunder and all costs and fees associated therewith.

13.3 Amendments and Severability. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under applicable Law, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

13.4 Successors and Assigns. Except as set forth in this Section 13.4, this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. No assignment shall relieve the other Party of any of its obligations or liabilities under this Agreement.

13.5 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

13.6 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement is governed by the Laws of the State of Texas, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.

(b) The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby shall be brought in the United States District Court for the Southern District of Texas or, if jurisdiction in such court is not available, any Texas state court sitting in Houston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(c) With respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby, the Parties agree to waive trial by jury.

13.7 Public Announcements. Neither Seller nor Buyer (including any of their agents, employees or Affiliates in either case) may issue a public statement or press release with respect to the transaction contemplated hereby (including the price and other terms) without the prior written consent of the other Party, except as required by Law or listing agreement with a national security exchange and then only after prior notification of the other Party (to the extent permissible under applicable Law).

13.8 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever.

13.9 Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

13.10 Schedules. The inclusion of any matter upon any Schedule does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein. The disclosure of a matter on a particular Schedule to Article VI shall be deemed to have been disclosed for all representations and warranties in Article VI of this Agreement to the extent that the applicability of such matter to such representations and warranties is reasonably apparent on its face.

13.11 Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

13.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement. Any signature hereto delivered by a Party by facsimile transmission or by .pdf via email shall be deemed an original signature hereto.

13.13 Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

SELLER:

NEW ATLAS HOLDINGS, LLC

By:	/s/ Jonathan Z. Cohen

Name:	Jonathan Z. Cohen
Title:	President

BUYER:

ARP PRODUCTION COMPANY, LLC

By:	/s/ Daniel C. Herz

Name:	Daniel C. Herz
Title:	Senior Vice President

[Signature Page to Purchase and Sale Agreement]